NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Hosts Annual Shareholder Meeting
Directorsre-elected/dividenddeclared

ST. LOUIS, MO — January 31, 2008–Today Douglas H. Yaeger, Chairman, President and CEO of The Laclede Group (NYSE: LG) underscored the positive results of fiscal 2007, which is the fifth straight year of record earnings for the Company, during its annual shareholder meeting at the Renaissance St. Louis Grand Hotel.  In addition, Yaeger highlighted the promising start to fiscal 2008, which featured a year-over-year earnings increase for the quarter.
“At the start of this new millennium, we embarked on a strategic planning initiative to ensure the future growth and success of your company,” Yaeger reported to shareholders.  “The formation of The Laclede Group in October 2001 was a critical step in that process.  Since that time, we’ve strengthened and stabilized our core utility business, we’ve grown Laclede Energy Resources, acquired and developed SM&P Utility Resources, and made several small, but strategic, regulated and non-regulated acquisitions.  The basic foundation we laid over six years ago and the steps taken since then continue to produce favorable results.”
During the meeting, shareholders re-elected threedirectors at the annual shareholders’meeting: Edward L. Glotzbach, Vice Chairman of Information Services Group; W. Stephen Maritz, Chairman and Chief Executive Officer of Maritz, Inc.; and John P. Stupp, Jr., President of Stupp Brothers, Inc., and Chief Executive Officer of Stupp Corporation. The nominees were each elected to a three-year term. Shareholders also ratified the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2008.
The Board of Directors of The Laclede Group declared a quarterly dividend of 37 ½cents per share on its $1 par common stock. The dividend will be payable on April 1, 2008to shareholders of record on March 11, 2008. In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31¼ cents per share on its preferred stock, series B, and a quarterly dividend of 28½ cents per share on its preferred stock, series C, both payable on March 31, 2008to shareholders of record on March 11, 2008.
The Laclede Group is a holding company with regulated and non-regulated businesses operated through three key subsidiaries:  Laclede Gas Company, Missouri’s largest natural gas distribution utility and The Laclede Group’s primary subsidiary; SM&P Utility Resources, Inc., one of the nation’s major underground facilities locating and marking service businesses; and Laclede Energy Resources, Inc., a non-regulated gas marketing and management service company. The Laclede Group remains committed to providing reliable natural gas service while developing non-regulated activities that present opportunities for sustainable growth.
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